Exhibit 4.4

IMPRIVATA, INC.

FOURTH AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

This Fourth Amended and Restated Investor Rights Agreement (this “Agreement”) dated as of December 11, 2007, is entered into by and among Imprivata, Inc., a Delaware corporation (the “Company”), and by the entities listed on Exhibit A hereto (the “Investors”) by executing and delivering a financing signature page in the form attached to the Series C Convertible Preferred Stock Purchase Agreement between the Company and the Investors dated as of the date hereof (the “Series C Purchase Agreement”).

WHEREAS, the Investors and the Company entered into the Third Amended and Restated Investor Rights Agreement as of January 18, 2006 in connection with the Investors’ purchase of shares of the Company’s Series B Convertible Preferred Stock (the “Current Agreement”);

WHEREAS, the Investors desire to purchase shares of Series C Convertible Preferred Stock pursuant to the Series C Purchase Agreement and in connection therewith desire to amend and restate the Current Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree to amend and restate the Current Agreement as follows:

1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” means the common stock, par value $.001 per share, of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Initiating Holders” means the Investors initiating a request for registration pursuant to Section 2.1(a) or 2.1(b), as the case may be.

“Initial Public Offering” means the initial underwritten public offering of shares of Common Stock pursuant to an effective Registration Statement.

“Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by an amendment or prospectus supplement, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Purchase Agreements” means any purchase agreement between the Company and the Investors pursuant to which the Investors purchase shares of Preferred Stock including the Series C Purchase Agreement.

“Registration Statement” means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

“Registration Expenses” means the expenses described in Section 2.4.

“Registrable Shares” means (i) the shares of Common Stock issued or issuable upon conversion of the Shares, (ii) any shares of Common Stock, and any shares of Common Stock issued or issuable upon the conversion or exercise of any other securities, acquired by the Investors pursuant to Section 3 of this Agreement and (iii) any other shares of Common Stock issued in respect of such shares (because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); provided, however, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares upon (i) any sale pursuant to a Registration Statement or Rule 144 under the Securities Act or (ii) any sale in any manner to a person or entity which, by virtue of Section 6 of this Agreement, is not entitled to the rights provided by this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Selling Stockholder” means any Stockholder owning Registrable Shares included in a Registration Statement.

“Series A Preferred Stock” means the Company’s Series A Convertible Preferred Stock, par value $.001 per share.

“Series B Preferred Stock” means the Company’s Series B Convertible Preferred Stock, par value $.001 per share.

“Series C Preferred Stock” means the Company’s Series C Convertible Preferred Stock, par value $.001 per share.

“Shares” shall mean any shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock acquired by the Investors at any time.

“Stockholders” means the Investors and any persons or entities to whom the rights granted under this Agreement are transferred by any Investors, their successors or assigns pursuant to Section 6 hereof.

2. Registration Rights

2.1 Required Registrations.

(a) At any time after the earlier of (i) the Initial Public Offering and (ii) the third anniversary of the date hereof, an Investor or Investors holding in the aggregate at least 30% of the Registrable Shares held by all Investors may request, in writing, that the Company effect the registration on Form S-1 (or any successor form) of Registrable Shares owned by such Investor or Investors; provided that the Registrable Shares for which registration has been requested have a reasonably anticipated aggregate offering price to the public of at least $5,000,000. Notwithstanding anything to the contrary contained herein, no request may be made under this Section 2.1(a) within 120 days after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering (x) that holders of Registrable Shares have initiated pursuant to this Section 2.1(a) or Section 2.1(b) or in which the holders of Registrable Shares shall have been entitled to join pursuant to Section 2.1(c) or Section 2.2 and (y) in which there shall have been effectively registered all Registrable Shares as to which registration shall have been requested.

(b) At any time after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), any Investor or Investors may request, in writing, that the Company effect the registration on Form S-3 (or such successor form) of Registrable Shares owned by such Investor or Investors having a reasonably anticipated aggregate offering price to the public of at least $1,000,000.

(c) Upon receipt of any request for registration pursuant to this Section 2, the Company shall promptly give written notice of such proposed registration to all other Investors. Such Investors shall have the right, by giving written notice to the Company within 30 days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Investors may request in such notice of election. Thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration on the required registration form of all Registrable Shares which the Company has been requested to so register.

(d) If the Initiating Holders intend to distribute the Registrable Shares covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1(a) or (b), as the case may be, and the Company shall include such information in its written notice referred to in Section 2.1(c). The right of any other Investor to registration pursuant to Section 2.1(a) or (b), as the case may be, shall be conditioned upon such other Investor’s participation in such underwriting on the terms set forth herein.

(e) The Company shall not be required to effect more than two registrations pursuant to Section 2.1(a). For purposes of this Section 2.1(e), a registration shall not be counted until such time as a Registration Statement covering the applicable Registrable Shares has been declared effective by the Commission (unless the Initiating Holders withdraw their request for such registration and elect not to pay the Registration Expenses therefor pursuant to Section 2.4).

(f) If, at the time of any request to register Registrable Shares by Initiating Holders pursuant to this Section 2.1, the Company shall furnish to the holders of Registrable Shares a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company’s obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed 120 days, such right to delay a request to be exercised by the Company not more than once in any twelve-month period.

(g) The Initiating Holders shall have the right to select the managing underwriter(s) for any underwritten offering requested pursuant to Section 2.1(a) or (b), subject to the approval of the Company, which approval will not be unreasonably withheld.

(h) The Company shall be entitled to include in any underwritten public offering pursuant to a registration statement referred to in this Section 2.1 shares of Common Stock to be sold by the Company for its own account, except as and to the extent that, in the opinion of the managing underwriter, such inclusion would adversely affect the marketing of the Registrable Shares to be sold.

2.2 Incidental Registration.

(a) Whenever the Company proposes to file a Registration Statement (other than pursuant to Section 2.1) at any time and from time to time it will, prior to such filing, give written notice to all Stockholders of its intention to do so. Upon the written request of a Stockholder or Stockholders given within 20 days after the Company provides such notice, the Company shall use its best efforts to cause all Registrable Shares which the Company has been requested by such Stockholder or Stockholders to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 2.2 without obligation to any Stockholder.

(b) If the registration for which the Company gives notice pursuant to Section 2.2(a) is a registered public offering involving an underwriting, the Company shall so advise the Stockholders as a part of the written notice given pursuant to Section 2.2(a). In such event, the right of any Stockholder to registration pursuant to Section 2.2 shall be conditioned upon such Stockholder’s participation in such underwriting on the terms set forth herein. All Stockholders proposing to distribute their securities through such underwriting shall (together with the Company and any other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for the underwriting by the Company; provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of Stockholders greater than the obligations of the Stockholders pursuant to Section 2.5. If the total amount of securities requested to be included in an underwritten offering under Section 2.2 exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, no securities of any shareholder except Registrable Shares of Stockholders shall be included in such offering unless all Registrable Shares which the Stockholders have requested to be included are included, and the Company shall only be required to include in the offering so many of the Registrable Shares of the Stockholders as the underwriters reasonably believe will not jeopardize the success of the offering (the Registrable Shares so included to be apportioned pro rata among the selling Stockholders according to the total amount of Registrable Shares owned by such selling Stockholders, or in such other proportions as shall mutually be agreed to by such selling Stockholders); provided that the number of Registrable Shares permitted to be included in such offering shall in any event be at least 80% of the securities included therein (based on aggregate market values). If any holder of Registrable Shares disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company, and any Registrable Shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

2.3 Registration Procedures.

(a) If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any Registrable Shares under the Securities Act, the Company shall:

(i) file with the Commission a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become and remain effective for 180 days from the effective date or such lesser period until all such Registrable Shares are sold;

(ii) as expeditiously as possible prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective for 180 days from the effective date or such lesser period until all such Registrable Shares are sold;

(iii) as expeditiously as possible furnish to each Selling Stockholder such reasonable numbers of copies of the Prospectus, including any preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Selling Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by such Selling Stockholder;

(iv) as expeditiously as possible use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the Selling Stockholders shall reasonably request, and use commercially reasonable efforts to do any and all other acts and things reasonably requested by the Selling Stockholders that may be necessary or desirable to enable the Selling Stockholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the Selling Stockholder; provided, however, that the Company shall not be required in connection with this paragraph (iv) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;

(v) as expeditiously as possible use its best efforts to cause all such Registrable Shares to be listed on each securities exchange or automated quotation system on which the Common Stock is then listed;

(vi) promptly provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such registration statement;

(vii) promptly make available for inspection by the Selling Stockholders, any managing underwriter participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Selling Stockholders, all financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(viii) as expeditiously as possible, notify each Selling Stockholder, promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

(ix) as expeditiously as possible following the effectiveness of such Registration Statement, notify each seller of such Registrable Shares of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus; and

(x) if requested by any managing underwriter or underwriters of Registrable Shares, participate and use its best efforts to cause its executive officers to participate in any “roadshow” or other marketing activities intended to aid in the successful disposition of the Registrable Shares.

(b) If the Company has delivered a Prospectus to the Selling Stockholders and after having done so the Prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the Selling Stockholders and, if requested, the Selling Stockholders shall immediately cease making offers of Registrable Shares and return all Prospectuses to the Company. The Company shall promptly provide the Selling Stockholders with revised Prospectuses and, following receipt of the revised Prospectuses, the Selling Stockholders shall be free to resume making offers of the Registrable Shares.

(c) In the event that, in the judgment of the Company, it is advisable to suspend use of a Prospectus included in a Registration Statement due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company believes public disclosure would be detrimental to the Company, the Company shall notify all Selling Stockholders to such effect, and, upon receipt of such notice, each such Stockholder shall immediately discontinue any sales of Registrable Shares pursuant to such Registration Statement until such Stockholder has received copies of a supplemented or amended Prospectus or until such Stockholder is advised in writing by the Company that the then current

Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. Notwithstanding anything to the contrary herein, the Company shall not exercise its rights under this Section 2.3(c) to suspend sales of Registrable Shares for a period in excess of 90 days in any 365-day period.

2.4 Allocation of Expenses. The Company will pay all Registration Expenses for all registrations under this Agreement. For purposes of this Section, the term “Registration Expenses” shall mean all expenses incurred by the Company in complying with this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for the Company and the reasonable fees and expenses of one counsel selected by the Selling Stockholders to represent the Selling Stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of Selling Stockholders’ own counsel (other than the counsel selected to represent all Selling Stockholders).

2.5 Indemnification and Contribution.

(a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the seller of such Registrable Shares, each of its officers, partners and employees, each underwriter of such Registrable Shares, and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such seller, officer, partner, employee, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such seller, officer, partner, employee, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such seller, officer, partner, employee, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such seller, officer, partner, employee, underwriter or controlling person specifically for use in the preparation thereof.

(b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to such seller furnished in writing to the Company by or on behalf of such seller specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of a Stockholder hereunder shall be limited to an amount equal to the net proceeds to such Stockholder of Registrable Shares sold in connection with such registration.

(c) Each party entitled to indemnification under this Section (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section except to the extent that the Indemnifying Party is adversely affected by such failure. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided further that in no event shall the Indemnifying Party be required to pay the expenses of more than one law firm per jurisdiction as counsel for the Indemnified Party. The Indemnifying Party also shall be responsible for the expenses of such defense if the Indemnifying Party does not elect to assume such defense. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(d) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 2.5 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect to any losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities to which such party may be subject in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Stockholders on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and the Stockholders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by the Company or the Stockholders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 2.5 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph of Section 2.5, (i) in no case shall any one Stockholder be liable or responsible for any amount in excess of the net proceeds received by such Stockholder from the offering of Registrable Shares and (ii) the Company shall be liable and responsible for any amount in excess of such proceeds; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section, notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties from whom contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this Section. No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld.

2.6 Other Matters with Respect to Underwritten Offerings. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 2.1, the Company agrees to (a) enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of the Company and customary covenants and agreements to be performed by the Company, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering; (b) at the request of a Selling Stockholder, use commercially reasonable efforts to cause its legal counsel to render customary opinions to the underwriters and the Selling Stockholders with respect to the Registration Statement; and (c) at the request of a Selling Stockholder, use commercially reasonable efforts to cause its independent public accounting firm to issue customary “cold comfort letters” to the underwriters and the Selling Stockholders with respect to the Registration Statement.

2.7 Information by Holder. Each holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

2.8 “Stand-Off” Agreement; Confidentiality of Notices. Each Stockholder, if requested by the Company and the managing underwriter of an offering by the Company of Common Stock or other equity securities of the Company, shall agree not to sell or otherwise transfer or dispose of any Registrable Shares or other equity securities of the Company held by such Stockholder (other than Securities acquired in or after such offering) for a specified period (not to exceed 180 days), following the effective date of the Registration Statement relating to such offering; provided that all stockholders of the Company then holding at least 1% of the outstanding Common Stock (on an as-converted basis) and all officers and directors of the Company enter into similar agreements; and provided further that such agreement shall apply only to the Initial Public Offering. The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of such 180 day period. Any discretionary waiver or termination of the restrictions of such agreements (including this agreement) by the Company or the managing underwriter shall apply to all persons subject to such agreements on a pro rata basis, based upon the number of shares held by each subject to such agreements. Any Stockholder receiving any written notice from the Company regarding the Company’s plans to file a Registration Statement shall treat such notice confidentially and shall not disclose such information to any person other than as necessary to exercise its rights under this Agreement.

2.9 Limitations on Subsequent Registration Rights and Subsequent Offerings.

(a) The Company shall not, without the prior written consent of Stockholders holding a majority of the Registrable Shares then held by all Stockholders, enter into any agreement with any holder or prospective holder of any securities of the Company which grants such holder or prospective holder rights to cause the Company to register any of its securities or to include securities of the Company in any Registration Statement.

(b) The Company may not cause any other registration of securities for its own account (other than a registration effected solely to implement an employee benefit plan or a registration of securities of the Company issued or transferred to shareholders of another company in connection with the acquisition of such other company by the Company) which would become effective less than six months after the effective date of any registration requested pursuant to Section 2.1 to be initiated after receiving such request.

2.10 Rule 144 Requirements. After the earliest of (i) the closing of the sale of securities of the Company pursuant to a Registration Statement, (ii) the registration by the Company of a class of securities under Section 12 of the Exchange Act, or (iii) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to:

(a) make and keep current public information about the Company available, as those terms are understood and defined in Rule 144;

(b) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) furnish to any holder of Registrable Shares upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

3. Right Of First Refusal

3.1 Rights of Investors.

(a) So long as at least 2,500,000 Shares are outstanding (such minimum number of Shares to be adjusted for any stock splits, stock dividends, recapitalizations or similar events), the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, (i) any shares of its Common Stock, (ii) any other equity securities of the Company, including, without limitation, shares of preferred stock, (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity securities of the Company, or (iv) any debt securities convertible into capital stock of the Company (collectively, the “Offered Securities”), unless in each such case the Company shall have first complied with this Section 3.1. The Company shall deliver to each Investor a written notice of any proposed or intended issuance, sale or exchange of Offered Securities (the “Offer”), which Offer shall (i) identify and describe the Offered Securities, (ii) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (iii) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (iv) offer to issue and sell to or exchange with such Investor (A) a pro rata portion of the Offered Securities determined by dividing the aggregate number of shares of Common Stock then held by such Investor (giving assumed effect to the conversion of all shares of convertible preferred stock then held) by the total number of shares of Common Stock then outstanding (giving assumed effect to the conversion of all outstanding shares of convertible preferred stock and the exercise of all outstanding warrants, options and rights to purchase shares) (the “Basic Amount”), and (B) any additional portion of the Offered Securities attributable to the Basic Amounts of other Investors as such Investor shall indicate it will purchase or acquire should the other Investors subscribe for less than their Basic Amounts (the “Undersubscription Amount”). The foregoing notwithstanding, in the case of Polaris Venture Partners III, L.P., Polaris Venture Partners Entrepreneurs’ Fund III, L.P. and Polaris Venture Partners Founders’ Fund III, L.P. (together, “Polaris”), the aggregate Basic Amount shall equal 23.7% of the Offered Securities for so long as Polaris purchases the full amount of its aggregate Basic Amount of all Offered Securities and until such time as Polaris’s aggregate Basic Amount would, if determined pursuant to the preceding sentence, equal or exceed 23.7% of the Offered Securities; provided, that if Polaris does not subscribe for the full amount of such Basic Amount, then the other Investors shall not have the undersubscription rights set forth above except with respect to the amount, if any, by which Polaris subscribes for less than the amount of Offered Securities that its Basic Amount would have been if determined pursuant to the preceding sentence. Each Investor shall have the right, for a period of 30 days following delivery of the Offer, to purchase or acquire, at the price and upon the other terms specified in the Offer, the number or amount of Offered Securities described above. The Offer by its terms shall remain open and irrevocable for such 30-day period.

(b) To accept an Offer, in whole or in part, an Investor must deliver a written notice to the Company prior to the end of the 30-day period of the Offer, setting forth the portion of the Investor’s Basic Amount that such Investor elects to purchase and, if such Investor shall elect to purchase all of its Basic Amount, the Undersubscription Amount (if any) that such Investor elects to purchase (the “Notice of Acceptance”). If the Basic Amounts subscribed for by all Investors are less than the total Offered Securities, then each Investor who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceeds the difference between the Offered Securities and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Investor who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Investor bears to the total Undersubscription Amounts subscribed for by all Investors, subject to rounding by the Board of Directors to the extent it deems reasonably necessary.

(c) In the event that Notices of Acceptance are not given by the Investors in respect of all the Offered Securities, the Company shall have 90 days from the expiration of the period set forth in Section 3.1(a) above to issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Investors (the “Refused Securities”), but only to the offerees or purchasers described in the Offer (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) which are not more favorable, in the aggregate, to the acquiring person or persons or less favorable to the Company than those set forth in the Offer.

(d) In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 3.1(c) above), then each Investor may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Investor elected to purchase pursuant to Section 3.1(b) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Investors pursuant to Section 3.1(b) above prior to such reduction) and (ii) the denominator of which shall be the amount of all Offered Securities. In the event that any Investor so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Investors in accordance with Section 3.1(a) above.

(e) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Investors shall acquire from the Company, and the Company shall issue to the Investors, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 3.1(d) above if the Investors have so elected, upon the terms and conditions specified in the Offer. The purchase by the Investors of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Investors of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Investors and their respective counsel.

(f) Any Offered Securities not acquired by the Investors or other persons in accordance with Section 3.1(c) above may not be issued, sold or exchanged until they are again offered to the Investors under the procedures specified in this Agreement.

(g) The rights of the Investors under this Section 3 shall not apply to:

(1) shares of Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock;

(2) the issuance of any shares of Common Stock upon conversion of outstanding shares of convertible preferred stock;

(3) the issuance of up to 4,923,041 shares of Common Stock, which number may be increased by a Majority Directors Vote (as defined below), or the grant of options therefor, including shares issued upon exercise of options outstanding on the date of this Agreement (such number to be proportionately adjusted in the event of any stock splits, stock dividends, recapitalizations or similar events occurring on or after the date of this Agreement) issuable to officers, directors, consultants, advisors and employees of the Company or any subsidiary pursuant to any plan, agreement or arrangement in effect prior to the date hereof, or a plan, agreement or arrangement (or an amendment to any plan, agreement or arrangement) which plan, agreement, arrangement or amendment is approved by a majority of the Board of Directors, including in such majority all of the Directors (the “Preferred Stock Directors”) designated solely by the holders of the Preferred Stock pursuant to any agreement then in effect concerning the election of directors of the Company (a “Majority Directors Vote”); provided, that if an option granted under this Section 3.1(g)(3) shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be issuable under this Section 3.1(g)(3), and any shares of Common Stock issued under this Section 3.1(g)(3) that are later repurchased by the Company at their original purchase price shall again be issuable under this Section 3.1(g)(3);

(4) securities (a) issued solely in consideration for the acquisition (whether by merger or otherwise) by the Company or any of its subsidiaries of all or substantially all of the capital stock or assets of any other corporation or entity, (b) issued solely in consideration for, or in connection with, the grant by or to the Company of marketing rights, distribution rights, license rights or similar rights to proprietary technology, whether of the Company to any other entity or of any other entity to the Company, or (c) issued in connection with an equipment financing, line of credit or other lending arrangement; provided, however, that the issuance of securities pursuant to (a), (b) and (c) above is approved by a Majority Directors Vote;

(5) the issuance of any unvested shares of Common Stock which were repurchased at the original purchase price by the Company from any officer, director, consultant or employee of the Company;

(6) securities issued with the prior written consent of the holders of a majority of the Shares;

(7) shares of Common Stock issued as a dividend or distribution to holders of Preferred Stock; and

(8) shares of Series C Preferred Stock issued pursuant to a Purchase Agreement.

3.2 Termination. This Section 3 shall terminate upon the earlier of the following events:

(a) The sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise; or

(b) Immediately before, but subject to the consummation of, the Initial Public Offering, and shall not apply to securities issued in such offering.

4. Negative Covenants of the Company. The Company shall not, unless approved by a Majority Directors Vote:

(a) Make (or permit any corporation, a majority of the voting stock of which is owned or controlled by the Company to make) any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b) Make any loan or advance to any person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by a Majority Directors Vote;

(c) Guarantee directly or indirectly, any indebtedness except for trade accounts of any subsidiary arising in the ordinary course of business; or

(d) Allow any subsidiary of the Company in which the Company has a controlling interest to take any of the actions described in paragraphs (a) through (c) above.

5. Affirmative Covenants of the Company.

5.1 Financial Statements and Other Information. Subject to the limitations set forth in Section 5.1(h), the Company agrees to furnish each of the Investors with the following:

(a) Inspection. The Company agrees to permit, upon reasonable request and notice, each of the Investors or any agents or representatives thereof, to examine and make copies of and extracts from the books of account of, and visit and inspect the properties of the Company, to discuss the affairs, finances and accounts of the Company with any of its officers, directors or key employees, and consult with and advise the management of the Company as to their affairs, finances and accounts, all at reasonable times during normal business hours. Subject to the disclosure of information of a non-technical nature, including financial information, which such Investor discloses to its partners and/or shareholders generally, each Investor agrees that it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information which such Investor may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company as required hereunder, or pursuant to visitation or inspection rights granted hereunder unless such information is or becomes known to the Investor from a source other than the Company or is or becomes publicly known, or unless the company gives its written consent to such Investor’s release of such information, except that no such written consent shall be required (and the Investor shall be free to release such information to such recipient) if such information is to be provided to the Investor’s counsel or accountant, or to an officer, director or partner of such Investor; provided that the Investor shall inform the recipient of the confidential nature of such information, and shall instruct the recipient to treat the information as confidential.

(b) Monthly Financial Reports. The Company shall deliver to each Investor, within 30 days after the end of each month, an unaudited balance sheet of the Company as at the end of such month and unaudited statements of income and of cash flows of the Company for such month and for the current fiscal year to the end of such month, setting forth in comparative form the Company’s projected financial statements for the corresponding periods for the current fiscal year.

(c) Quarterly Financial Reports. The Company shall deliver to each Investor within 45 days after the end of each fiscal quarter of the Company, an unaudited balance sheet of the Company as at the end of such quarter, and unaudited statements of income and of cash flows of the Company for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter, each in comparative form against the corresponding periods from the prior fiscal year.

(d) Annual Financial Reports. The Company shall deliver to each Investor within 130 days after the end of each fiscal year of the Company, an audited balance sheet of the Company as at the end of such year and audited statements of income and of cash flows of the Company for such year, each in comparative form against the prior fiscal year, certified by certified public accountants of established national reputation selected by the Company, and prepared in accordance with GAAP, consistently applied.

(e) Budget Projections. As soon as available, but in any event within 30 days after the commencement of each new fiscal year, the Company shall deliver to each Investor a business plan and monthly operating budgets for the forthcoming fiscal year.

(f) Other Information. The Company shall deliver to each Investor such other information regarding the business, properties or condition of operations, financial or other, of the Company as such Investor may from time to time reasonably request.

(g) Certification. The foregoing financial statements shall be prepared on a consolidated basis if the Company then has any subsidiaries. The financial statements delivered pursuant to Sections 5.1(b), (c) and (d) shall be accompanied by a certificate of the president or chief financial officer of the Company stating that such statements have been prepared in accordance with GAAP consistently applied (except as noted) and fairly present the financial condition and results of operations of the Company at the date thereof and for the periods covered thereby.

(h) Limitation on Rights of Investors under Section 5.1. The Company shall provide the information required by Sections 5.1(b) - 5.1(g) to each Investor so long as (i) such Investor shall own an aggregate of at least 20% of the Shares purchased by such Investor pursuant to the Purchase Agreements, and (ii) at least 3,300,000 Shares are outstanding at such time; provided, however, that Section 4 and Sections 5.1 and 5.2 shall terminate upon the closing of the Initial Public Offering. For purposes of determining the number of shares of the Shares held by an Investor: (A) the foregoing numbers shall be adjusted for any stock splits, stock dividends, recapitalizations or similar events; (B) such shares shall include Shares which have been converted into Common Stock so long as such Common Stock is held by such Investor; and (C) such shares shall include Shares held by affiliates of such Investor and, with respect to an Investor that is a corporation or partnership, Shares distributed to and held by its shareholders and partners.

5.2 Material Changes and Litigation. The Company shall promptly notify the Investors of any material adverse change in the business, prospects, assets or condition, financial or otherwise, of the Company and of any litigation or governmental proceeding or investigation brought or, to the Company’s knowledge, threatened against the Company that is materially adversely affecting or which, if adversely determined, would have a material adverse effect on the business, prospects, assets or condition (financial or otherwise) of the Company. The Company shall promptly notify the Investors upon its becoming aware of any litigation or governmental proceeding or investigation brought or threatened against any officer, director, key employee or principal stockholder of the Company that is materially adversely affecting or which, if adversely determined, would have a material adverse effect on the business, prospects, assets or condition (financial or otherwise) of the Company.

5.3 Nondisclosure, Nonsolicitation and Noncompetition Agreements. The Company shall (a) require all persons now or hereafter employed by the Company to enter into nondisclosure and assignment of inventions agreements substantially in the form of Exhibit F to the Series C Purchase Agreement, or such other form as may be approved by a Majority Directors Vote, (b) require all executive officers and key employees to enter into noncompetition, nondisclosure and inventions agreements substantially in the form of Exhibit G to the Series C Purchase Agreement, or such other form as may be approved by a Majority Directors Vote and (c) require all persons engaged to provide consulting or advisory services to the Company to enter into nondisclosure and assignment of rights agreements substantially in the form of Exhibit H to the Series C Purchase Agreement, or such other form as may be approved by a Majority Directors Vote.

5.4 Board Meetings and Expenses of Directors. The Board of Directors of the Company shall meet regularly, as determined by the Board of Directors. The Company shall promptly reimburse in full each director of the Company who is not an employee of the Company and each of the Preferred Stock Directors for all of his or her reasonable out-of-pocket fees and expenses incurred by reason of serving as a director of the Company or in connection with the business of the Company, including but not limited to expenses incurred in attending each meeting of the Board of Directors of the Company or any committee thereof. The Board of Directors shall not delegate general management responsibilities to a committee or subcommittee of the Board unless such committee or subcommittee includes at least two Preferred Stock Directors. Notwithstanding the foregoing, the Compensation Committee of the Board of Directors shall have the full authority of the Board of Directors with respect to all forms of compensation to be provided to the executive officers, employees and directors of the Company and its subsidiaries, including all bonus, stock and other equity compensation, and shall act as administrator for the Company’s stock plans.

5.5 Reservation of Common Stock . The Company shall reserve and maintain a sufficient number of shares of Common Stock for issuance upon conversion of all of the outstanding Shares.

5.6 Related Party Transactions. The Company shall not enter into any agreement with any stockholder, officer or director of the Company, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, without the consent of a majority of the members of the Company’s Board of Directors having no interest in such agreement or arrangement.

5.7 Stock Option Plan. Grants of stock options and shares of restricted stock to employees shall, except as set forth in Exhibit C to the Series C Purchase Agreement or except as otherwise approved by the Compensation Committee, vest at the rate of 25% per year (in an annual increment for the first year and monthly thereafter over the subsequent thirty-six months) commencing with the start date of employment. Each grant of restricted stock of the Company shall provide that, upon termination of the restricted stock holder’s employment, the Company shall have the right to repurchase shares then unvested at the original purchase price paid by the holder thereof.

5.8 Directors and Officers Liability Insurance. Upon the closing of the Initial Public Offering, the Company shall maintain a policy of directors and officers liability insurance with minimum coverage of at least $5 million.

5.9 “Stand-Off Agreements. The Company shall use its best efforts to ensure that all stockholders of the Company holding at least 1% of the outstanding Common Stock (on an as-converted basis) and all officers and directors of the Company enter into agreements similar to the covenants set forth in Section 2.8 herein, unless the Company’s Board of Directors approves otherwise, which approval shall include the affirmative vote of the Preferred Stock Directors.

5.10 International Investment and Trade in Services Survey Act. The Company shall use commercially reasonable efforts to file on a timely basis all reports required to be filed by it under 22 U.S.C. Section 3104, or any similar statute, relating to a foreign person’s direct or indirect investment in the Company.

5.11 Qualified Small Business Stock. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the Regulations promulgated thereunder. In addition, within ten days after any Investor’s written request therefor, the Company shall deliver to such Investor a written statement indicating whether such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.

6. Transfers of Rights. This Agreement, and the rights and obligations of each Investor hereunder, may be assigned by such Investor to (i) any person or entity to which at least 1,100,000 Shares (such minimum number of Shares to be adjusted for any stock splits, stock dividends, recapitalizations or similar events) are transferred by such Investor or (ii) to any affiliate, partner or stockholder of such Investor, and such transferee shall be deemed an “Investor” for purposes of this Agreement; provided that the transferee provides written notice of such assignment to the Company and agrees to be bound by the provisions hereof.

7. General.

(a) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b) Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts (without reference to the conflicts of law provisions thereof).

(d) Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

(i) If to the Company, at 10 Maguire Road, Suite 232, Lexington, MA 02421, Attention: President, or at such other address or addresses as may have been furnished in writing by the Company to the Investors, with a copy to Goodwin Procter, LLP, Exchange Place, 53 State Street, Boston, MA 02109, Attention: Kenneth J. Gordon, Esq.; or

(ii) If to an Investor, at his or its address set forth on Exhibit A, or at such other address or addresses as may have been furnished to the Company in writing by such Investor, with a copy to Foley Hoag LLP, 155 Seaport Boulevard, Boston, MA 02210, Attention: Arlene L. Bender, Esq.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

(e) Complete Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(f) Amendments and Waivers. Any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of a majority of the Registrable Shares held by all of the Stockholders; provided, that this Agreement may be amended with the consent of the holders of less than all Registrable Shares only in a manner which affects all Registrable Shares in the same fashion. Any such amendment, termination or waiver effected in accordance with this Section 7(f) shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

(g) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(h) Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

(i) Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

(j) Aggregation of Shares. All shares of capital stock of the Company held or acquired by affiliated entities or persons shall be aggregated for the purpose of determining the availability of any rights under this Agreement.

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IN WITNESS WHEREOF, this Fourth Amended and Restated Investor Rights Agreement has been executed by the parties hereto as of the day and year first above written.

IMPRIVATA, INC.

By:	/s/ Omar Hussain
Omar Hussain, President and CEO

EXHIBIT A

Investors

Polaris Venture Partners III, L.P.

1000 Winter Street

Waltham, MA 02457

Attention: William Bilodeau

Polaris Venture Partners Entrepreneurs’ Fund III, L.P.

1000 Winter Street

Waltham, MA 02457

Attention: William Bilodeau

Polaris Venture Partners Founders’ Fund III, L.P.

1000 Winter Street

Waltham, MA 02457

Attention: William Bilodeau

Highland Capital Partners VI Limited Partnership

c/o Highland Capital Partners

92 Hayden Avenue

Lexington, MA 02421

Highland Capital Partners VI-B Limited Partnership

c/o Highland Capital Partners

92 Hayden Avenue

Lexington, MA 02421

Highland Entrepreneurs’ Fund VI Limited Partnership

c/o Highland Capital Partners

92 Hayden Avenue

Lexington, MA 02421

General Catalyst Group II, L.P.

20 University Road, Suite 450

Cambridge, MA 02138

Attn: William J. Fitzgerald

GC Entrepreneurs’ Fund II, L.P.

20 University Road, Suite 450

Cambridge, MA 02138A

ttn: William J. Fitzgerald

Gold Hill Venture Lending 03, L.P.

Two Newton Executive Park

2221 Washington Street

Newton, MA 02462

A-1